Exhibit 15

August 6, 2013

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Filing of the June 30, 2013 Form 10-Q for TrustCo Bank Corp NY

Commissioners:

We are aware that our report dated August 6, 2013, on our reviews of the interim financial information of TrustCo Bank Corp NY as of and for the three and six-month periods ended June 30, 2013 and 2012, included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013, is incorporated by reference in its Registration Statements, Form S-8 (No. 33-60409), Form S-8 (No. 333-78811), Form S-8 (No. 333-115689), Form S-8 (No. 333-115674), Form S-8 (No. 333-175868), Form S-8 (No. 333-175867), Form S-3 (No. 333-174331), Form S-3 (No. 333-172568), and Form S-3 (No. 333-171339).

Yours very truly,

/s/ Crowe Horwath LLP